UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 22, 2017

PhotoMedex, Inc.

(Exact Name of Registrant Specified in Charter)

Nevada	0-11635	59-2058100
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

2300 Computer Drive, Building G, Willow Grove, PA	19090
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   215-619-3600

100 Lakeside Drive, Suite 100, Horsham, PA 19044

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On June 26, 2017, PhotoMedex, Inc. (NASDAQCM and TASE “PHMD”, hereinafter referred to as the “Company”) and its subsidiary FC Global Realty Operating Partnership, LLC, a Delaware limited liability company (the “Acquiror” and, together with the Company, the “Acquiror Parties”) entered into an Assignment and Assumption Agreement with First Capital Real Estate Operating Partnership, L.P., a Delaware limited partnership (the “Contributor”), and First Capital Real Estate Trust Incorporated, a Maryland corporation (the “Contributor Parent” and, together with Contributor, the “Contributor Parties”), pursuant to which the Acquiror completed the acquisition of a 17.9133% interest in a limited liability company which owns property located in Los Lunas, New Mexico being developed as a single family residential development (the “Avalon Property”) in connection with the Interest Contribution Agreement (the "Contribution Agreement") entered into among the Acquiror Parties and the Contributor Parties on March 31, 2017.

As described in a Form 8-K, Current Report, filed on May 17, 2017, pursuant to the terms and conditions of an Agreement to Waive Closing Deliverables by and among the Parties dated as of May 17, 2017, the Contributing Parties agreed to deliver the Avalon Interest to the Acquiror, in up to two installments (the “Installments”), on or before the thirtieth (30th) calendar day following the Initial Closing (the “Delivery Deadline”), with the first of the Installments, a 6% interest in the Avalon Property, being delivered to the Acquiror as soon as practicable following the Initial Closing but in any event prior to the Delivery Deadline. The Company’s Board of Directors subsequently extended the Delivery Deadline to June 27, 2017. Notwithstanding that the Contributor did not complete the transfer of the Avalon Interest to the Acquiror at the Initial Closing, the Parties agreed that the Acquiror would be entitled to all economic benefits of ownership of the Avalon Interest (as if the Acquiror were the Contributor) from and after the date of the Initial Closing.

ITEM 8.01 OTHER EVENTS

On June 22, 2017, the United States District Court for the Middle District of Florida, Orlando Division, dismissed the Company and Dr. Dolev Rafaeli, its former Chief Executive Officer, from the case of Linda Andrew v. Radiancy, Inc.; Photomedex, Inc.; and Dolev Rafaeli. Ms. Andrew had filed a product liability suit alleging damages from her use of a no!no! hair device. The claims against the Company and Dr. Rafaeli were dismissed without prejudice. The Company’s subsidiary, Radiancy, Inc., remains a defendant in the suit.

On June 23, 2017, the Company and its subsidiaries, Radiancy, Inc. (“Radiancy”) and PhotoMedex Technology, Inc. (“P-Tech”), entered into a Confidential Settlement and Mutual Release Agreement (the “Settlement Agreement”) with DS Healthcare Group, Inc. (“DSKX”) and its subsidiaries, PHMD Consumer Acquisition Corp. and PHMD Professional Acquisition Corp.

As previously reported on Form 10-Q, Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the periods ending March 31, 2017, and on the Forms 10-K, Current Report, filed on April 14, 2016 and May 31, 2016, the Company and its subsidiaries had entered into Agreements and Plans of Merger and Reorganization with DSKX and its subsidiaries, under which DSKX’s subsidiaries would merge with the Company’s subsidiaries, in exchange for which DSKX would issue stock in its company to PhotoMedex. On May 27, 2016, the Company and its subsidiaries terminated the Agreements and Plans of Merger and Reorganization with DSKX and filed suit against DSKX in the United States District Court for the Southern District of New York alleging that DSKX breached certain obligations under those Merger Agreements and asserted claims for declaratory judgment, breach of contract, seeking to recover a termination fee of $3.0 million, an expense reimbursement of up to $750,000 and its liabilities and damages suffered as a result of DSKX’s failures and breaches in connection with each of the Merger Agreements.

The terms of the Settlement Agreement are confidential; the parties will dismiss the suit between them with prejudice within five (5) days.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit
10.1	Assignment and Assumption Agreement, dated June 26, 2017, by and between First Capital Real Estate Operating Partnership, L.P., First Capital Real Estate Trust Incorporated, FC Global Realty Operating Partnership, LLC, and PhotoMedex Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTOMEDEX, INC.

Date: June 28, 2017	By:	/s/ Suneet Singal
Suneet Singal
Chief Executive Officer